September 2022

Pricing Supplement filed pursuant to Rule 424(b)(2) dated September 28, 2022 / Registration Statement No. 333-253421
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$6,500,000 Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025

Principal at Risk Securities

The Enhanced Trigger Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (October 2, 2025) is based on the performance of the Energy Select Sector SPDR® Fund (ETF) as measured from the pricing date (September 28, 2022) to and including the valuation date (September 29, 2025).

The return on your securities is linked to the performance of the ETF, and not to that of the Energy Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of its index.

If the final ETF price (the closing price of the ETF on the valuation date) is greater than or equal to the downside threshold price of $65.34, which is 90.00% of the initial ETF price of $72.60, the return on your securities will be positive and equal to the greater of (i) the ETF percent change (the percentage change in the final ETF price from the initial ETF price) and (ii) 45.00%. However, if the final ETF price is less than the downside threshold price, you will lose a significant portion of your investment.

On the stated maturity date, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•	if the final ETF price is greater than or equal to the downside threshold price, the sum of $10 plus the greater of:
•	the product of (i) $10 times (ii) the ETF percent change; and
•	the upside payment of $4.50; or
•

if the final ETF price is less than the downside threshold price, the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a return of 45.00% if the final ETF price is greater than or equal to the downside threshold price, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the downside threshold price.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $9.36 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	October 3, 2022	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.00% ($195,000 in total)*	Net proceeds to the issuer:	97.00% ($6,305,000 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each security as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 7,688 dated September 28, 2022

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.36 per $10 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.64 per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through March 27, 2024, as described below). On and after March 28, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $0.64 initial additional amount:

•$0.34 will decline to zero on a straight-line basis from the time of pricing through March 27, 2024; and

•$0.30 will decline to zero on a straight-line basis from October 28, 2022 through November 10, 2022.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•General terms supplement no. 2,913 dated June 17, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

September 2022

Registration Statement No. 333-253421
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$6,500,000 Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025

Principal at Risk Securities

The Enhanced Trigger Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date (October 2, 2025) is based on the performance of the Energy Select Sector SPDR® Fund (ETF) as measured from the pricing date (September 28, 2022) to and including the valuation date (September 29, 2025).

The return on your securities is linked to the performance of the ETF, and not to that of the Energy Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of its index.

If the final ETF price (the closing price of the ETF on the valuation date) is greater than or equal to the downside threshold price of $65.34, which is 90.00% of the initial ETF price of $72.60, the return on your securities will be positive and equal to the greater of (i) the ETF percent change (the percentage change in the final ETF price from the initial ETF price) and (ii) 45.00%. However, if the final ETF price is less than the downside threshold price, you will lose a significant portion of your investment.

On the stated maturity date, for each $10 principal amount of your securities, you will receive an amount in cash equal to:

•	if the final ETF price is greater than or equal to the downside threshold price, the sum of $10 plus the greater of:
•	the product of (i) $10 times (ii) the ETF percent change; and
•	the upside payment of $4.50; or
•

if the final ETF price is less than the downside threshold price, the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a return of 45.00% if the final ETF price is greater than or equal to the downside threshold price, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the downside threshold price.

FINAL TERMS
Issuer/Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$6,500,000
Underlying ETF:	Energy Select Sector SPDR® Fund (Bloomberg symbol, “XLE UP Equity”)
Index:	with respect to the underlying ETF, Energy Select Sector Index
Pricing date:	September 28, 2022
Original issue date:	October 3, 2022
Valuation date:	September 29, 2025, subject to postponement for non-ETF business days and market disruption events
Stated maturity date:	October 2, 2025
Stated principal amount / Original issue price:	$10 per security / 100% of the principal amount
Estimated value:	approximately $9.36 per security
Payment at maturity:

if the final ETF price is greater than or equal to the downside threshold price,

$10 + the greater of (i) $10 × the ETF percent change and (ii) the upside payment; or

if the final ETF price is less than the downside threshold price,

$10 × the ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be zero.

Upside payment:	$4.50 per security (45.00% of the stated principal amount)
Maximum payment at maturity:	none

September 2022

Registration Statement No. 333-253421
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

ETF percent change:	(final ETF price – initial ETF price) / initial ETF price
Initial ETF price:	$72.60, which is the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	$65.34, which is 90.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	36264Q701 / US36264Q7016
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, and references to the “accompanying general terms supplement no. 2,913” mean the accompanying general terms supplement no. 2,913, dated June 17, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 (the “securities”) can be used:

•	As an alternative to direct exposure to the underlying ETF that provides a minimum positive return if the final ETF price is greater than or equal to the downside threshold price
•	To potentially outperform the underlying ETF with respect to moderate increases in the underlying ETF from the initial ETF price to the final ETF price
•

To provide limited protection against a loss of principal in the event of a decline of the underlying ETF from the initial ETF price to the final ETF price but only if the final ETF price is greater than or equal to the downside threshold price

However, you will not receive dividends on the underlying ETF or the stocks comprising the underlying ETF (the “underlying ETF stocks”) or any interest payments on your securities.

If the final ETF price is less than the downside threshold price, the securities are exposed on a 1:1 basis to the negative performance of the underlying ETF from the initial ETF price to the final ETF price.

Maturity:	Approximately 3 years
Payment at maturity:

•If the final ETF price is greater than or equal to the downside threshold price, $10 + the greater of (i) $10 × the ETF percent change and (ii) the upside payment; or

•If the final ETF price is less than the downside threshold price, $10 × the ETF performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be zero.

Upside payment:	$4.50 per security
Downside threshold price:	$65.34, which is 90.00% of the initial ETF price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None
Redemption:	None. The securities will not be subject to redemption right or price dependent redemption right.

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Key Investment Rationale

The securities offer a minimum positive return if the Energy Select Sector SPDR® Fund appreciates, or does not depreciate by more than 10.00%, from the initial ETF price to the final ETF price. At maturity, if the underlying ETF has appreciated or has not depreciated in price by more than 10.00%, investors will receive the stated principal amount of their investment plus the greater of (i) $10 × the ETF percent change and (ii) the upside payment. However, if the underlying ETF has depreciated in price and the final ETF price is less than the downside threshold price, investors will lose 1.00% for every 1.00% decline in the closing price of the underlying ETF from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount, will represent a loss of more than 10.00% and could be zero. Investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the securities and investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario

The final ETF price is greater than or equal to the downside threshold price. In this case, for each security the investor will receive a full return of principal plus the greater of (i) $10 times the ETF percent change and (ii) the upside payment of $4.50.

Downside Scenario

The underlying ETF declines in price and the final ETF price is less than the downside threshold price. In this case, the investor will receive less than the stated principal amount by an amount proportionate to the decline in the price of the underlying ETF from the pricing date to the valuation date of the securities. For example, if the final ETF price is 50.00% less than the initial ETF price, the securities will provide at maturity a loss of 50.00% of principal. In this case, the investor will receive $5.00 per security, or 50% of the stated principal amount. There is no minimum payment at maturity on the securities, and the investor could lose their entire investment.

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$4.50 per security
Downside threshold price:	$65.34, which is 90.00% of the initial ETF price
Minimum payment at maturity:	None

Security Payoff Diagram

Hypothetical Payment at Maturity as % of Stated Principal Amount
200%
150%
145%
145%
100%
50%
0%
Underlying ETF Performance
Note Performance
90%
145%
0%
50%
90%
100%
150%
200%
Hypothetical Final ETF Price (as % of Initial ETF Price)

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

How it works

▪

Upside Scenario. If the final ETF price is greater than or equal to the downside threshold price, the investor would receive the $10 stated principal amount plus the greater of (i) $10 times the ETF percent change and (ii) the upside payment of $4.50.

▪

An investor would receive a payment at maturity of $14.50 per security if the final ETF price has decreased but by no more than 10.00% from the initial ETF price, or has increased but by no more than 45.00% from the initial ETF price, and would receive $10 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying ETF if the final ETF price has increased from the initial ETF price by more than 45.00%.

▪

Downside Scenario. If the final ETF price is less than the downside threshold price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying ETF. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

 ▪ If the underlying ETF depreciates 50.00%, the investor would lose 50.00% of the investor’s principal and receive only $5.00 per security at maturity, or 50.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final ETF prices that are entirely hypothetical; the closing price of the underlying ETF on any day throughout the life of the securities, including the final ETF price on the valuation date, cannot be predicted. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Upside payment	$4.50 per security
Downside threshold price	90.00% of the initial ETF price
Neither a market disruption event nor a non-ETF business day occurs on the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the index publisher calculates the index

Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

For these reasons, the actual performance of the underlying ETF over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	175.000%
150.000%	150.000%
145.000%	145.000%
115.000%	145.000%
105.000%	145.000%
100.000%	145.000%
97.000%	145.000%
94.000%	145.000%
90.000%	145.000%
89.999%	89.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities at maturity would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the securities.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments at maturity on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual final ETF price or what the market value of your securities will be on any particular ETF business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered securities will depend on the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities, if any, on the stated maturity date may be very different from the information reflected in the examples above.

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 2,913. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of the Energy Select Sector SPDR® Fund as measured from the initial ETF price to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the downside threshold price, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the closing price of the underlying ETF over the term of the securities and you will lose a significant portion or all of your interest. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If the final ETF price is less than the downside threshold price, you could lose all or a substantial portion of your investment in the securities. This means that while a 10.00% drop between the initial ETF price and the final ETF price will not result in a loss of principal on the securities, a decrease in the final ETF price to less than 90.00% of the initial ETF price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying ETF.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the underlying ETF stock issuers or the shares of the underlying ETF. See “—Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

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There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the price of the underlying ETF. Although the actual price of the underlying ETF on the stated maturity date or at other times during the life of your securities may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

Past Underlying ETF Performance is No Guide to Future Performance

The actual performance of the underlying ETF over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical closing price of underlying ETF or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underlying ETF.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•	the price of the underlying ETF;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•	the dividend rates of the underlying ETF stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;

•	interest rates and yield rates in the market;
•	the time remaining until your securities mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying ETF. Changes in the price of the underlying ETF may not result in a comparable change in the market value of your securities. Even if the price of the underlying ETF increases above the initial ETF price during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF or the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of any shares of the underlying ETF or the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the

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valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

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Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying ETF stocks or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying ETF

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETF. Goldman Sachs is not otherwise affiliated with the underlying ETF investment advisor or the issuers of the underlying ETF stocks. Our affiliates may currently or from time to time in the future engage in business with issuers of the underlying ETF stocks. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF, its underlying or the issuers of the underlying ETF stocks. You, as an investor in the securities, should make your own investigation into the underlying ETF, its index and the issuers of the underlying ETF stocks.

Neither the underlying ETF investment advisor nor any issuer of the underlying ETF stocks are involved in the offering of the securities in any way and none of them have any obligation of any sort with respect to the securities. Neither the underlying ETF investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

The Policies of the Underlying ETF Investment Advisor, SSGA Funds Management, Inc., and the Publisher of Its Index, S&P Dow Jones Indices LLC, Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF investment advisor, SSGA Funds Management, Inc., may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlying ETF investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting its index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the payment at maturity, if any, on your securities on the stated maturity date. The payment at maturity and the market value of your securities could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on the valuation date — and thus the payment at maturity— in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the valuation date and the payment at maturity more fully under  “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-26 of the accompanying general terms supplement no. 2,913.

In addition, S&P Dow Jones Indices LLC (the “index publisher”) owns the index and is responsible for the design and maintenance of its index. The policies of the index publisher concerning the calculation of its index, including decisions regarding the addition, deletion or substitution of the equity securities included in its index, could affect the level of its index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your securities, if any, and their market value.

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There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the underlying ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlying ETF investment advisor may select up to 5% of the underlying ETF’s assets to be invested in shares of equity securities that are not included in its index. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to its index.  The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits.  The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying ETF investment advisor may be permitted to engage in securities lending with respect to a portion of an underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlying ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and its Index are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of its Index

The underlying ETF may not hold all or substantially all of the equity securities included in its index and may hold securities or assets not included in its index. Therefore, while the performance of the underlying ETF is generally linked to the performance of its index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in its index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in its index, rounding of prices, changes to its index and regulatory requirements may cause tracking error, which is the divergence of the underlying ETF’s performance from that of its index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of its index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and its index. Finally, because the shares of the underlying ETF are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of its index. Consequently, the return on the securities will not be the same as investing directly in the underlying ETF or in its index or in its underlying ETF stocks or in its index stocks, and will not be the same as investing in a debt security with payments linked to the performance of its index.

The Underlying ETF is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

The underlying ETF is not diversified. The underlying ETF’s assets are concentrated in the energy sector, which means the underlying ETF is more likely to be more adversely affected by any negative performance of the energy sector than an ETF that has more diversified holdings across a number of sectors. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand

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of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the energy sector may also be at risk for environmental damage claims.

The Underlying ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the underlying ETF held 22 stocks as of September 28, 2022, approximately 43.125% of the underlying ETF was invested in just two stocks - Exxon Mobil Corporation and Chevron Corporation. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or both of these companies, such as an oil spill or other catastrophic event, may have the effect of significantly lowering the price of the underlying ETF even if none of the other stocks held by the underlying ETF are affected by such events. Because of the weighting of the holdings of the underlying ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such underlying ETF.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences—United States Holders—Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The shares of the Energy Select Sector SPDR® Fund (the “ETF”) are issued by the Select Sector SPDR® Trust (the “trust”), a registered investment company.

•	The ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the Energy Select Sector Index (the “index”).
•	The ETF’s investment advisor is SSGA Funds Management, Inc. (“SSGA”).
•	The ETF trades on the NYSE Arca under the ticker symbol “XLE”.
•	The trust’s SEC CIK Number is 0001064641.
•	The ETF’s inception date was December 16, 1998.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the SPDR® website, without independent verification.  The investment advisor is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.03%. In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.02% of average daily net assets may be made. The ETF also incurs other operating expenses up to an annual rate of 0.05%. As of June 30, 2022 the gross expense ratio of the ETF was 0.10% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended March 31, 2022) and other information SPDR® Series Trust files with the SEC.  In addition, information regarding the ETF (including the top ten holdings and weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at ssga.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement. We have obtained all information about the ETF from the SPDR® website without independent verification.

Investment Objective and Strategy

The ETF seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. SSGA uses a replication strategy to try to achieve the ETF’s investment objective, which means that the ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index.  In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF.  For example, if the ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such ETF may invest in a different mix of investments than it would under normal circumstances. The ETF is managed with an indexing investment strategy, attempting to track the performance of an unmanaged index of securities, regardless of the current or projected performance of the index or of the actual securities comprising the index.  This differs from an actively managed ETF, which typically seeks to outperform a benchmark index. The ETF’s performance may be less favorable than that of a portfolio managed using an active investment strategy. The structure and composition of the index will affect the performance, volatility and risk of the index and consequently, the performance, volatility and risk of the ETF.

The ETF’s investment strategy and other policies may be changed without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your securities will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

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Holdings with Weights Equal to or in Excess of 20% of the Energy Select Sector SPDR® Fund as of September 28, 2022

Exxon Mobil Corporation and Chevron Corporation are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these underlying ETF stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by each of the above-referenced underlying ETF stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Exxon Mobil Corporation and Chevron Corporation from January 1, 2017 through September 28, 2022, adjusted for corporate events, if applicable. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlying ETF stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

Historical Performance of Exxon Mobil Corporation

September 2022

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According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in energy and chemicals operations. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

Historical Performance of Chevron Corporation

Replication Strategy

The ETF uses a replication strategy to attempt to track the performance of the index.  This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index.  Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index.  The ETF will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy. Also, the ETF may lend securities representing up to 40% of the value of the ETF's net assets.

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.  By concentrating its assets in a single industry or group of industries, the ETF is subject to the risk that financial, economic, business or other conditions that have a negative effect on that industry or group of industries will negatively impact the ETF to a greater extent than if the ETF’s assets were invested in a wider variety of industries.

The ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified ETF.  As a result, the ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

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Creation Units

Prior to trading in the secondary market, shares of the ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in block-size units, known as creation units, of 50,000 shares or multiples thereof.  As a practical matter, only institutions, market makers or large investors purchase or redeem creation units.  The principal consideration for a specified number of creation units (which may be revised at any time without notice) is a basket of securities and/or cash that constitutes a substantial replication, or a representation, of the securities included in the index.  Except when aggregated in creation units (or upon the liquidation of the ETF), shares of the ETF are not redeemable securities.  There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit.

Share Prices and the Secondary Market

The trading prices of the ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading price of the ETF’s shares may deviate significantly from its net asset value during periods of market volatility.

Energy Select Sector Index

The Energy Select Sector Index (Bloomberg symbol, “IXE Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Energy sector.  The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.  The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Energy Select Sector Index and the S&P 500® Index is available on the following websites: spglobal.com/spdji/en/indices/equity/energy-select-sector-index and spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the index from the S&P website without independent verification.

S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

S&P rebalances the index quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a float-adjusted market capitalization weight greater than 24%, S&P caps that company’s weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to mitigate against any stock exceeding 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of

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the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.5%. S&P then redistributes the excess weight proportionally to all stocks with weights below 4.5% and the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If, on the second to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September or December, and membership, shares outstanding and IWFs as of the rebalancing effective date.

Except for the rebalancing process described above and the total return process described below, the index is calculated and maintained on the same basis as the S&P 500® Index, which is described below.

The ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding the ETF’s investment objective, the return on your securities will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

S&P 500® Index

The S&P 500® Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing

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supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $14.6 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of the stock (defined as the annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 1.0 at the time of the addition to the Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs or spinoffs that do not have 365 calendar days of trading history); the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that

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one listed share class line of a company may be included in the index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the index. If an index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the index at the discretion of the S&P Index Committee.

Calculation of the Total Return of the Index

The trust tracks the performance of the total return version of the index and the index is calculated using a base-weighted aggregative methodology. The total return calculation begins with the price return of the index. The value of the price return index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the index times the number of shares of such stock included in the index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the index.

The index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares) / (total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of

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shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the Index

In order to keep the index comparable over time S&P engages in an index maintenance process. The maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the index methodology, at least once within any 12 month period, the S&P Index Committee reviews the index methodology to ensure the index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the index. Set forth below under “Adjustments for Corporate Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least US $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.

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•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless if there is an associated share change.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

For companies with multiple share class lines, the criteria specified under the heading “Accelerated Implementation Rule” above apply to each individual multiple share class line rather than total company shares.

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Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the index from changing as a result of the corporate action. This helps ensure that the movement of the index does not reflect the corporate actions of individual companies in the index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

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Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the index is made at the discretion of the

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index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

(i)

If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

“SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The index is not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the index.

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the relevant closing prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the Energy Select Sector SPDR® Fund for each of the four calendar quarters in 2017, 2018, 2019, 2020 and 2021 and the first three calendar quarters of 2022 (through September 28, 2022). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the Energy Select Sector SPDR® Fund

	High	Low	Period End
2017
Quarter ended March 31	$73.96	$66.26	$67.87
Quarter ended June 30	$68.84	$62.09	$63.04
Quarter ended September 30	$66.50	$60.20	$66.49
Quarter ended December 31	$70.49	$65.13	$70.16
2018
Quarter ended March 31	$75.76	$64.10	$65.45
Quarter ended June 30	$76.62	$64.14	$73.74
Quarter ended September 30	$75.12	$69.82	$73.54
Quarter ended December 31	$75.53	$52.28	$55.69
2019
Quarter ended March 31	$65.34	$56.22	$64.20
Quarter ended June 30	$66.62	$57.06	$61.86
Quarter ended September 30	$62.57	$54.23	$57.48
Quarter ended December 31	$60.19	$54.28	$60.04

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

2020
Quarter ended March 31	$60.87	$23.57	$29.06
Quarter ended June 30	$46.86	$27.62	$37.85
Quarter ended September 30	$38.58	$29.95	$29.95
Quarter ended December 31	$41.60	$27.71	$37.90
2021
Quarter ended March 31	$53.57	$37.96	$49.06
Quarter ended June 30	$56.19	$47.07	$53.87
Quarter ended September 30	$54.81	$45.79	$52.09
Quarter ended December 31	$59.14	$53.01	$55.50
2022
Quarter ended March 31	$78.75	$57.22	$76.44
Quarter ended June 30	$92.28	$70.66	$71.51
Quarter ending September 30 (through September 28, 2022)	$84.09	$67.49	$72.60

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2017 through September 28, 2022. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Energy Select Sector SPDR® Fund

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a security as a hedge or that is hedged against interest rate risks;
•	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion below assumes that the securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in your securities will generally be equal to the amount that you paid for the securities. Such capital gain

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

or loss should generally be short-term capital gain or loss if you hold the securities for one year or less, and should be long-term capital gain or loss if you hold the securities for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

In addition, there exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a security at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.

You should consult your tax advisor as to possible alternative characterizations of your securities for U.S. federal income tax purposes.

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under "United States Taxation  -- Taxation of Debt Securities  -- Backup Withholding and Information Reporting  -- United States Holders" with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under "United States Taxation  -- Taxation of Debt Securities  -- United States Holders" in the accompanying prospectus.

Please see the discussion under “United States Taxation—Taxation of Debt Securities—Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation—Taxation of Debt Securities—Backup Withholding and Information Reporting—Non-United States Holders” with respect to payments on your securities at maturity and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement no. 2,913. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 2,913.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	SSGA Funds Management, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-15 of the accompanying general terms supplement no. 2,913
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 2,913
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-29 of the accompanying general terms supplement no. 2,913, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes – Anti-dilution Adjustments for Exchanged-Traded Funds” on page S-33 of the accompanying general terms supplement no. 2,913

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-35 of the accompanying general terms supplement no. 2,913
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-35 of the accompanying general terms supplement no. 2,913
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying general terms supplement no. 2,913
ERISA:	As described under “Employee Retirement Income Security Act” on page S-48 of the accompanying general terms supplement no. 2,913

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each security it sells.

Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on October 3, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

September 2022

GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•General terms supplement no. 2,913 dated June 17, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing value”, “index closing price”, “closing value” or “ETF closing price”, as applicable.

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GS Finance Corp. Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025 Principal at Risk Securities

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

September 2022

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$6,500,000

GS Finance Corp.

Enhanced Trigger Jump Securities Based on the Price of the Energy Select Sector SPDR® Fund due October 2, 2025

Principal at Risk Securities

Goldman Sachs & Co. LLC